UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

July 14, 2006

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-14680	06-1047163
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification number)

500 Kendall Street, Cambridge, Massachusetts  02142

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code:

(617) 252-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On July 14, 2006, Genzyme Corporation and certain of its subsidiaries entered into a $350.0 million senior unsecured revolving credit facility (the “Credit Facility”) with Bank of America, N.A., as syndication agent, ABN AMRO Bank N.V., Citizens Bank of Massachusetts and Wachovia Bank, National Association, as co-documentation agents, JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of lenders from time to time party thereto (the “Credit Agreement”). The Credit Agreement expires on July 14, 2011. The Credit Agreement replaces the Company’s $350 million three-year revolving credit facility agreement with Bank of America, N.A., successor-by-merger to Fleet National Bank, as administrative agent and certain lenders from time to time party thereto dated December 10, 2003. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Credit Agreement.

The proceeds of loans under the Credit Facility can be used to finance working capital needs and general corporate purposes. The Credit Facility may be increased at any time from time to time by up to $350.0 million in the aggregate, as long as no default or event of default has occurred or is continuing and certain other customary conditions are satisfied.

Borrowing under the Credit Facility will bear interest as follows:  (1) Eurocurrency Loans denominated in Dollars or Foreign Currency (other than Euros) bear interest at a variable rate equal to the London Interbank Offered Rate (LIBOR) for Dollar Loans and a comparable index rate for Foreign Currency Loans plus a margin between 18 basis points to 67.5 basis points, depending on Genzyme Corporation’s credit rating from time to time; (2) Eurocurrency Loans denominated in Euros bear interest at a variable rate equal to EURIBOR plus a margin between 18 basis points to 67.5 basis points, depending on Genzyme Corporation’s credit rating from time to time; (3) ABR Loans and Dollar Swingline Loans bear interest at the greater of the Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%; (4) Multicurrency Swingline Loans bear interest at a rate equal to the average rate at which overnight deposits in the currency in which such Swingline Loan is denominated, and approximately equal in principal amount to such Swingline Loan, are obtainable by the Swingline Lender for such Swingline Loan in the interbank market plus a margin between 43 basis points to 92.5 basis points, depending on Genzyme Corporation’s credit rating from time to time.  In addition, Genzyme Corporation is required to pay a facility fee of between 7 to 20 basis points (depending on Genzyme Corporation’s credit rating from time to time) based on the aggregate commitments under the Credit Facility, and in certain circumstances a utilization fee of 10 basis points.

The obligations of Genzyme Corporation and its subsidiary borrowers under the Credit Facility are guaranteed by Genzyme Corporation and Genzyme Therapeutic Products Limited Partnership and Genzyme Therapeutics Products, LLC, both wholly-owned subsidiaries of Genzyme Corporation.

Item 1.02   Termination of a Material Definitive Agreement.

On July 14, 2006, Genzyme Corporation terminated its $350 million three-year revolving credit facility agreement with Bank of America, N.A., successor-by-merger to Fleet National Bank, as administrative agent and certain lenders from time to time party thereto dated December 10, 2003, replacing it with the Credit Agreement.

Items 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03.

Item 9.01   Financial Statements and Exhibits.

The following exhibit is filed herewith:

10.1         Credit Agreement dated as of July 14, 2006 among Genzyme Corporation and those of its subsidiaries party thereto, the lenders listed therein, Bank of America, N.A., as syndication agent, ABN AMRO Bank N.V., Citizens Bank of Massachusetts and Wachovia Bank, National Association, as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENZYME CORPORATION

Dated: July 19, 2006	By:	/s/ Michael S. Wyzga
Michael S. Wyzga
Executive Vice President, Finance; Chief
Financial Officer; and Chief Accounting
Officer